Exhibit 10.2

THIS AGREEMENT is made on                                   2021.

BETWEEN

(1)	EXSCIENTIA AI LIMITED, a company registered in Scotland with registered number SC428761 and having its registered office at Level 3, Dundee One River Court, 5 West Victoria Dock Road, Dundee, United Kingdom (the “Company”); and

(2)	ANDREW HOPKINS, residing at Copse House, 61B Oxford Road, Abingdon, Oxfordshire, OX14 2AA (the “Executive”).

BACKGROUND

On and from the Effective Date, the Company wishes to employ the Executive as Chief Executive Officer on the terms and conditions of this Agreement and the Executive wishes to accept such terms of employment.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Agreement, unless the context otherwise requires:

“Basic Salary”	means the salary, as specified in Clause 6.1(a) or, as appropriate, the reviewed annual salary from time to time;
“Board”	means the Board of directors of the Parent from time to time or any duly authorised committee thereof, or where the relevant powers have been reserved to the Parent’s members, its members from time to time;
“Cause”	Means as defined in clause 17.1;
“Change in Control”	means as defined in the Parent’s 2021 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan;
“Confidential Information”	means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company or Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

“Effective Date”	means the date of the underwriting agreement between the Parent and the underwriter(s) managing the initial public offering of the Parent’s ordinary shares (or securities representing such ordinary shares), pursuant to which such securities are priced for the initial public offering;
“Employment”	means the employment of the Executive under this Agreement or, as the context requires, the duration of that employment;
“Good Reason”	means any of the following actions taken by the Company without the Executive’s express written consent: (i) a material reduction by the Company of the Basic Salary (other than in a broad based reduction similarly affecting all other members of the Group’s executive management); (ii) the relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens the Executive’s one-way commute distance by fifty (50) or more miles from the Executive’s then-current principal place of employment immediately prior to such relocation; (iii) a material reduction in the Executive’s duties, authority, or responsibilities for the Company relative to the Executive’s duties, authority, or responsibilities in effect immediately prior to such material reduction; or (iv) a material breach of this Agreement by the Company (or its successor) provided further, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Board written notice of intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to the Board receiving such notice from the Executive, already informed the Executive in writing that their employment with the Company is being terminated; and (4) the Executive voluntarily terminates their employment within thirty (30) days following the end of the Cure Period

“Group”	means together or separately the Parent, the Company, any holding company or undertaking of the Parent or the Company and any subsidiaries and subsidiary undertakings of the Parent of the Company or such holding company or holding companies or undertaking from time to time (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006);
“Group Company”	means any company within the Group;
“Health Care Scheme”	means any healthcare or disability scheme(s) or arrangement(s) as may be provided or introduced from time to time by the Company (at the Company’s discretion) for the benefit of similarly situated executives in the Company or Group;
“Intellectual Property Rights”	means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered), including all existing and future patents, copyrights, design rights, database rights, trade marks, semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works;
“Minority Holder”	means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company, whether or not it is listed or dealt in on a recognised stock exchange, provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or his or his partner’s children under the age of 18, exceed 5% of the shares or loan capital of the class concerned for the time being issued;
“Parent”	means Exscientia Limited, incorporated in England with company number 13483814;
“Remuneration Committee”	means the remuneration committee appointed by the Board;
“Settlement Agreement”	means a settlement agreement that includes, among other terms, a general release of claims in favour of the Company and each Group Company (subject to standard carve-outs preserving the Executive’s rights to accrued pension benefits), as well as mutual non-disparagement provisions, in a form presented by the Company and to be negotiated by the parties acting reasonably and in good faith;

“Termination Date”	means the date of termination of the Employment;
“Works”	means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work, performed made, created, devised, developed or discovered by the Executive during the course of the Employment either alone or with any other person in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith;

1.2.	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

(d)	any reference to a Clause, the Schedule or part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(e)	reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f)	reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it;

(g)	references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(h)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(i)	the meaning of any words coming after “other” or “otherwise” shall not be constrained by the meaning of any words coming before “other” or “otherwise where a wider construction is possible.

1.3.	Headings

The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	THE EMPLOYMENT

2.1.	Effectiveness and Appointment

This Agreement is effective as of, and contingent upon, the occurrence of the Effective Date.

Subject to the provisions of this Agreement, the Company employs the Executive and the Executive accepts employment as Chief Executive Officer of the Company on the terms of this Agreement.

2.2.	Work Permits and warranty

The Executive warrants that he is legally entitled to work in the United Kingdom and will throughout the Employment continue to hold a valid United Kingdom work permit if appropriate. The Executive warrants that he will notify the Company in advance of any possible change to his immigration status, as soon as he becomes aware of any circumstances that might give rise to such change. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked, notwithstanding any other term of this Agreement the Company reserves the right to terminate the Employment immediately and without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

3.	DURATION OF THE EMPLOYMENT

3.1.	Continuous Employment

The Executive’s continuous period of employment with the Company commenced on 20 July 2012. No previous employment shall count as part of the Executive’s continuous period of employment.

3.2.	Duration

Subject to the provisions of Clauses 3 and 17.1 the Employment shall continue unless and until terminated at any time by:

(a)	the Company, which must give to the Executive not less than twelve months’ prior written notice of termination of the Employment; or

(b)	the Executive, who must give to the Company not less than twelve months’ prior written notice of termination of the Employment.

3.3.	Payment in lieu of notice

(a)	The Company shall be entitled, at its sole discretion, to terminate the Employment immediately at any time by giving the Executive notice in writing. In these circumstances, subject to the terms of Clause 3.3(b), the Company will subsequently make a payment to the Executive in lieu of notice, calculated in accordance with the provisions of Clause 3.3(c) (the payment being referred to as a “PILON”).

(b)	The PILON will be paid in equal monthly instalments less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company.

(c)	The PILON will consist of a sum equivalent to the Basic Salary which the Executive would have received in respect of any notice period outstanding on the Termination Date but will exclude (except to the extent expressly provided in this Agreement) any bonus, commission and share of profit and any other benefits which he would have received or would have accrued to him during that period.

4.	HOURS AND PLACE OF WORK

4.1.	Hours of work

The Executive agrees that he shall work normal business hours together with such additional hours as are necessary for the proper performance of his duties.

4.2.	Working Time Regulations

The Executive has autonomous decision-making powers. The duration of his working time is not measured or predetermined. The Executive agrees that his employment falls within Regulation 20 of the Working Time Regulations 1998.

4.3.	Place of work

(a)	The Executive’s normal place of work will be at the Company’s offices at Oxford, but the Company may require the Executive to work at any place within the United Kingdom on either a temporary or an indefinite basis. The Executive will be given reasonable notice of any change in his permanent place of work.

(b)	The Executive may be requested to be absent from the United Kingdom for a period exceeding 1 month at any one time, but there are not currently any particulars to be entered in this regard.

5.	SCOPE OF THE EMPLOYMENT

5.1.	Duties of the Executive

During the Employment the Executive shall:

(a)	undertake and carry out to the best of his ability such duties and exercise such powers in relation to the Company or Group’s business as may from time to time be assigned to or vested in him by the Board including where those duties require the Executive to work for any Group Company;

(b)	in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board of all matters with which he is involved. He will provide the information in writing if requested;

(c)	comply with the Articles of Association (as amended from time to time) of the Parent, the Company and any Group Company;

(d)	do, or refrain from doing, such things as are necessary or expedient to ensure compliance by himself, the Parent, the Company and any Group Company with applicable law and regulations and all regulatory authorities relevant to the Parent, the Company and any Group Company, and any codes of practice issued by the Parent, the Company and any Group Company (as amended from time to time);

(e)	act in accordance with all statutory, fiduciary and common law duties that he owes to the Parent, the Company and any Group Company;

(f)	refrain from doing anything which would cause him to be disqualified from acting as a director;

(g)	unless prevented by ill-health, holidays or other unavoidable cause, devote the whole of his working time, attention and skill to the business of the Parent, the Company and Group Companies and the discharge of his duties hereunder;

(h)	faithfully and diligently perform his duties and at all times use his best endeavours to promote and protect the interests of the Parent, the Company and the Group;

(i)	promptly disclose to the Board full details of any wrongdoing by the Executive or any other employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

5.2.	Right to suspend duties and powers

(a)	During any notice period or for the purpose of investigating any matter in which the Executive is implicated or involved, the Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require him to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company (including the duties of another position) in any case for such period or periods and at such place or places (including, without limitation, the Executive’s home) as the Company in its absolute discretion deems necessary (the “Garden Leave”). During any period of Garden Leave the terms and conditions set out in this Agreement shall continue to apply to the Executive.

(b)	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:

(i)	enter or attend the premises of the Parent, the Company or any Group Company;

(ii)	contact or have any communication with any client or prospective client or supplier of the Parent, the Company or any Group Company in relation to the business of the Parent, the Company or any Group Company;

(iii)	contact or have any communication with any employee, officer, director, agent or consultant of the Parent, the Company or any Group Company in relation to the business of the Parent, the Company or any Group Company, save that this restriction shall (A) not prevent the Executive from contacting and communicating with his family members, and (B) be without prejudice to the Executive’s rights as shareholder of the Parent;

(iv)	remain or become involved in any aspect of the business of the Parent, the Company or any Group Company except as required by such companies; or

(v)	work either on his own account or on behalf of any other person.

(c)	During Garden Leave, the Executive will continue to receive his Basic Salary and benefits but will not (except to the extent expressly provided in this Agreement) accrue any bonus, commission or share of profit.

(d)	If the Executive is suspended, other than during any notice period, for the purpose of investigating any matter in which the Executive is implicated or involved and the Executive is subsequently exonerated, the Executive will be paid any amounts not paid to the Executive in respect of the period of suspension where such amounts would have otherwise been paid were it not for the operation of Clause5.2(c).

(e)	For the avoidance of doubt, the Company may exercise its powers under this Clause 5.2 at any time during the Employment including after notice of termination has been given by either party.

6.	REMUNERATION

6.1.	Basic Salary

(a)	During the Employment the Company shall pay the Executive a Basic Salary of not less than £415,000 per annum. The Basic Salary shall accrue from day to day and be payable by credit transfer in equal monthly instalments in arrears on or around the 25th day of each calendar month or otherwise as arranged from time to time.

(b)	The Basic Salary shall be inclusive of all director’s fees (if any) to which the Executive may become entitled including all remuneration and director’s fees in respect of services rendered by the Executive to any Group Company (including, without limitation, the Parent).

6.2.	Salary review

The Basic Salary shall be reviewed annually. The Company is not obliged to increase the Basic Salary at any review.

6.3.	Annual bonus

(a)	Subject to clause 6.3(b), the Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an annual target of 50% (the “Target Percentage”) of the Executive’s then-current Base Salary (the “Target Bonus”). The Annual Bonus will be based upon the assessment of the Board (or a committee thereof) of the Executive’s performance and Group’s attainment of targeted goals (as established by the Board or a committee thereof in its sole discretion) over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise expressly stated in clause 17 of this Agreement, the Executive must be an employee in good standing (without having given or received notice) through the date of payment of the Annual Bonus in order to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Unless otherwise stated in clause 17 of this Agreement, any Annual Bonus, if awarded, will be paid by the Company after receipt by the Parent of the audited financial statements of the Parent for the financial year in question, but no later than 15 March of the year following the year to which such bonus relates, and will be paid in cash or in securities, as determined by the Board (or committee thereof). Any Annual Bonus will be subject to recoupment in accordance with any clawback policy that the Parent or the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Parent’s or any Group Company’s securities are listed or as is otherwise required by applicable law and any clawback policy that the Parent or the Company otherwise adopts, to the extent applicable and permissible under applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to Good Reason. Except as otherwise stated in clause 6.3(c) or 17 this Agreement, in the event the Executive leaves the employment of the Company for any reason prior to the date the Annual Bonus is paid, the Executive is are not eligible to earn such Annual Bonus, prorated or otherwise.

(b)	In respect of the 2021 calendar year the Executive’s Annual Bonus target shall be calculated as follows: (a) an amount equal to the prorated portion of the Executive’s Annual Bonus target for the 2021 calendar year as in effect immediately prior to the Effective Date (calculated using the number of days in the 2021 calendar year that have passed between 1 January 2021 and the date immediately preceding the Effective Date); plus (b) an amount equal to the prorated portion of the Target Bonus as in effect on the Effective Date (calculated using the Target Percentage for the number of days in the 2021 calendar year that have passed from (and including) the Effective Date and 31 December 2021).

(c)	In the event that the Company terminates the Executive’s employment without Cause outside of a Change in Control Measurement Period, and subject to the Executive (i) executing a Settlement Agreement; (ii) returning all Company property; (iii) complying with the Executive’s termination and post-termination obligations under this Agreement; (iv) complying with the terms of the Settlement Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (v) resigning from any other positions held with the Company or any Group Company, including any position on the Board, effective no later than the Termination Date (or such other date as requested by the Board), the Company will pay the Executive an amount equal to the prorated portion of the Annual Bonus for the calendar year in which the Termination Date occurs (calculated using the Target Percentage for the number of days in the calendar year that have passed prior to the Termination Date) (the “Pro-Rated Bonus”). The Pro-Rated Bonus will be subject to standard deductions and withholdings and will be paid in a lump sum on or before the 60th day following the Termination Date.

6.4.	Directors’ Remuneration Policy.

Executive understands and agrees that, if and for so long as the Executive is a director of the Parent, the Executive’s remuneration shall be subject to the terms of the Directors’ Remuneration Policy as may be adopted by the Parent in accordance with applicable law from time to time.

7.	EXPENSES

7.1.	Out-of-pocket expenses

The Company shall reimburse to the Executive (against receipts or other appropriate evidence as the Board may require) the amount of all out-of-pocket expenses reasonably and properly incurred by him in the proper discharge of his duties hereunder to the extent that such expenses are incurred in accordance with the Group’s applicable business expenses policy from time to time.

8.	DEDUCTIONS

The Executive agrees that the Company may deduct from any sums due to him under this Agreement any sums due by him to any Group Company including, without limitation, any debits to his Company credit or charge card not authorised by the Company, the Executive’s pension contributions (if any), any overpayments, loans or advances made to him by any Group Company, the cost of repairing any damage or loss to the Company’s property caused by him and any losses suffered by the Group as a result of any negligence or breach of duty by the Executive.

9.	PENSION SCHEME

During the period of the Executive’s service with the Company, the Company will comply at all times with the employer duties under Part 1 of the Pensions Act 2008.

10.	OTHER INSURANCE & BENEFITS

10.1.	Health Care Scheme

Without prejudice to the terms of Clauses 3 and 17, the Executive shall be entitled during the Employment, to participate at the Company’s expense in any Health Care Scheme subject to the following terms and conditions:

(a)	the Executive’s participation is subject to the Company’s rules regarding eligibility in force from time to time and the rules, terms and conditions of the relevant Health Care Scheme and/or insurance policy in force from time to time;

(b)	the Company reserves the right to terminate the Executive’s or the Company’s participation in any of the Health Care Scheme(s), substitute a new scheme(s) for an existing scheme(s) and/or alter the level or type of benefits available under any scheme(s);

(c)	if a scheme provider (e.g. an insurance company or pensions provider) refuses for any reason (whether under its own interpretation of the rules, terms and conditions of the relevant insurance policy or otherwise) to accept a claim and/or provide the relevant benefit(s) to the Executive under the applicable Health Care Scheme, the Company shall not be liable to provide (or compensate the Executive for the loss of) such benefit(s) nor shall it be obliged to take action against the provider to enforce any rights under the Health Care Scheme;

(d)	the fact that the termination of the Employment may result in the Executive ceasing to be eligible to receive or continue to receive benefits under any Health Care Scheme does not remove the Company’s right to terminate the Employment; and

(e)	the Executive’s acceptance of such variations to his terms and conditions of employment as may from time to time be required by the Company.

10.2.	Medical examinations

At any reasonable time during the Employment the Company may require the Executive to undergo a medical examination by a medical practitioner appointed by the Company and at the Company’s expense and the Executive will consent to such examination and to the results being made available to the Company.

10.3.	Other leave and benefits

(a)	The Executive may be eligible for other forms of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time. Further details of such leave are available in the Company’s Staff Handbook. The Company may replace, amend or withdraw the Company's policy on any types of leave at any time.

(b)	The Executive may be eligible to be provided with other benefits during their employment with the Company, subject to any rules applicable to the relevant benefit. Further details of these benefits are available from the Staff Handbook. The Company may replace or withdraw such benefits, or amend the terms of such benefits, at any time.

11.	HOLIDAYS

11.1.	The holiday year

The Company’s holiday year runs from 1st January to 31st December. Holidays can only be taken with the prior agreement of the Chairman (such agreement not be withheld unreasonably).

11.2.	Annual entitlement

(a)	The Executive shall be entitled to 28 days' paid holiday in each holiday year excluding the usual public holidays in England.

(b)	Entitlement to contractual holidays is accrued pro rata throughout the holiday year. The Executive will be entitled to take public and customary holidays on the days that they are recognised by the Company during the holiday year.

(c)	The Executive may carry any unused holiday entitlement forward to the next holiday year in accordance with the Company’s policy on holidays as may apply from time to time, save that any agreement shall be from the Chairman.

11.3.	Holiday entitlement on termination

Upon notice of termination of the Employment being served by either party, the Company may require the Executive to take any unused holidays accrued in the holiday year in which the termination takes place during any notice period. Alternatively, the Company may, at its discretion, on termination of the Employment, make a payment in lieu of accrued contractual holiday entitlement. The Executive will be required to make a payment to the Company in respect of any holidays taken in excess of his holiday entitlement accrued at the Termination Date. Any sums so due may be deducted from any money owing to the Executive by the Company.

12.	TRAINING

As at the date of this Agreement, the Executive is not required to undertake any particular training. If any particular training is required or offered, details will be provided.

13.	ABSENCE

13.1.	Absence due to sickness or injury

If the Executive is absent from work due to sickness or injury he shall:

(a)	immediately inform the Chairman and the Head of Human Resources of his sickness or injury; and

(b)	In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) the Executive must provide the Company with a note of fitness to work stating the reason for the absence. Thereafter notes of fitness to work must be provided to the Company to cover the remainder of the period of continuing sickness absence. Failure to follow these requirements may result in disciplinary action and loss of Statutory Sick Pay and/or sick pay pursuant to Clause 13.2.

13.2.	Payment of salary during absence

(a)	Subject to the Executive complying with the terms of Clause 13.1, the Company may, at its sole discretion continue to pay Basic Salary and other benefits during any period of absence due to sickness or injury for up to a maximum period of 4 weeks (according to the Company’s Staff Handbook) in any period of 12 consecutive months (the 12 month period referred to as the “Entitlement Period”) and thereafter a sum equivalent to Statutory Sick Pay only during any further period of absence due to sickness or injury in the same Entitlement Period for up to a maximum period of 13 weeks unless the Employment is terminated in terms of Clauses 3 or 17. The first Entitlement Period will begin on the first day of absence and any subsequent Entitlement Period will start on the first day of any absence occurring outside an enduring Entitlement Period.

(b)	Payment of the Basic Salary in terms of Clause 13.2(a) shall be made less:

(i)	an amount equivalent to any Statutory Sick Pay payable to the Executive;

(ii)	any sums which may be received by the Executive under any insurance policy effected by the Company; and

(iii)	any other benefits or sums which the Executive receives (e.g. under a PHI or other insurance scheme) in connection with the Employment or under any relevant legislation.

(c)	Once payment of Basic Salary under Clause 13.2(a) ceases, then the Executive shall have no right to any benefit or emolument from the Company.

13.3.	Absence caused by third party negligence

If the Executive’s absence is caused by the negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company during the period of absence shall constitute loans to the Executive who shall:

(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded; and

(b)	if the Company so requires, refund to it an amount determined by the Company, not exceeding the lesser of:

(i)	the amount of damages recovered by him in respect of loss of earnings during the period of absence under any compromise, settlement or judgment; and

(ii)	the sums advanced to him by the Company in respect of the period of incapacity.

14.	OTHER INTERESTS

14.1.	Disclosure of other interests

The Executive shall disclose to the Board any interest of his own (or that of his partner or of any child of his or of his partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Parent, the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Parent, the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

14.2.	Restrictions on other activities and interests of the Executive

(a)	During the Employment, the Executive shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this Clause shall preclude the Executive from being a Minority Holder unless the holding is in a company that is a direct business competitor of the Company or any Group Company in which case, the Executive shall obtain the prior consent of the Board to the acquisition or variation of such holding.

(b)	If the Executive, with the consent of the Board, accepts any other appointment he must keep the Board accurately informed of the amount of time he spends working under that appointment.

14.3.	Transactions with the Company

Subject to any regulations issued by the Group, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or any other form of gift or gratuity (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any person in which he is interested) obtains any Gratuity he shall account to the Company for the amount received by him (or a due proportion of the amount received by the person having regard to the extent of his interest therein).

15.	CONFIDENTIALITY AND COMPANY DOCUMENTS

15.1.	Restrictions on disclosure and use of Confidential Information

The Executive must not either during the Employment (except in the proper performance of his duties) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of the Parent, the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any Confidential Information. The Executive must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive. These restrictions shall not apply to any use or disclosure authorised by the Board or required by law, or any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

15.2.	Protection of Company documents and materials

All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Executive or otherwise and in whatever medium or format) relating to the business of the Parent, the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Parent, the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Executive to the Parent, the Company or the relevant Group Company or client on demand by the Company and in any event on the termination of the Employment.

16.	INVENTIONS AND OTHER WORKS

16.1.	Executive to further interests of the Company

The Company and the Executive agree that the Executive may make or create Works in the course of the Employment and agree that in this respect the Executive is obliged to further the interests of the Company and any Group Company.

16.2.	Disclosure and ownership of Works

The Executive must immediately disclose to the Company all Works and all Intellectual Property Rights. Both the Works and all Intellectual Property Rights will (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

16.3.	Protection, registration and vesting of Works

The Executive shall immediately on request by the Company (whether during or after the Employment) and at the expense of the Company:

(a)	apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)	execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)	sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

16.4.	Waiver of rights by the Executive

The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works, in whatever part of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

16.5.	Power of Attorney

The Executive hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company the full benefit of this Clause. The Executive agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

16.6.	Statutory rights

Nothing in this Clause 16 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

17.	TERMINATION

17.1.	Termination events

Notwithstanding the provisions of Clauses 3 and 10, the Company shall be entitled, but not bound, to terminate the Employment with immediate effect (without a notice period or payment in lieu of any notice period) by giving to the Executive notice in writing at any time after the occurrence of any one or more of the following events (each being termination for “Cause”):

(a)	if the Executive is guilty of any gross misconduct or behaviour which tends to bring himself or the Company or any Group Company into disrepute; or

(b)	if the Executive commits any material or persistent breach of this Agreement (in the case of a non-material persistent breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach) or fails to comply with any reasonable order or direction of the Board; or

(c)	if he becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors; or

(d)	if his behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if he is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); or

(e)	if he has an order made against him disqualifying him from acting as a company director; or

(f)	if the Executive is found guilty of any offence of bribery under the Bribery Act 2010, or other bribery legislation in any other jurisdiction, breach of Clause 15 of this Agreement or the Company’s Anti-Bribery and Corruption Policy; or

(g)	if the Executive commits any material breach or persistent but non-material breach of the Articles of Association of the Company or any Group Company (in the case of a persistent but non-material breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach).

17.2.	Termination on resignation as director

If the Executive resigns as a director of the Company or any Group Company (otherwise than at the request of the Board), he shall be deemed to have voluntarily resigned from the Employment with effect from the date of his resignation, unless the Company agrees with the Executive that the Employment should continue, in which case the Employment may be subject to any terms and conditions stipulated by the Company in its absolute discretion.

17.3.	No damages or payment in lieu of notice

In the event of the Employment being terminated pursuant to Clause 17.1 the Executive shall not be entitled to receive any payment in lieu of notice nor make any claim against the Company or any Group Company for damages for loss of office or termination of the Employment. Regardless of this, the termination shall be without prejudice to the continuing obligations of the Executive under this Agreement.

17.4.	Termination by the Company without Cause or resignation by the Executive for Good Reason (in connection with a Change in Control)

In the event that the Company terminates the Executive’s Employment without Cause or the Executive resigns for Good Reason, in either case, upon or within (12) twelve months following the effective date of a Change in Control (such period, the “Change in Control Measurement Period”) then the Executive shall be entitled to his salary and benefits pursuant to the terms of this Agreement through the Termination Date and, subject to the Executive (i) executing a Settlement Agreement; (ii) returning all Company property; (iii) complying with the Executive’s termination and post-termination obligations under this Agreement; (iv) complying with the terms of the Settlement Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (v) resigning from any other positions held with the Company or any Group Company, including any position on the Board, effective no later than the Termination Date (or such other date as requested by the Board), the Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):

(a)	The Company will pay the Executive severance pay in the form of continuation of the Executive’s then-current Basic Salary (ignoring any decrease that forms the basis for the Executive’s resignation for Good Reason, if applicable) for eighteen (18) months following the Termination Date (such period of time, the “CIC Severance Period”, and such aggregate Basic Salary amount payable, the “CIC Severance”). The CIC Severance will be paid in substantially equal instalments on the Company’s regular payroll schedule over the CIC Severance Period, subject to such deductions as the Company is required by law to make, shall be reduced by any Basic Salary received by the Executive during any period of Garden Leave and shall be inclusive of any PILON; provided, however that no portion of the CIC Severance (except for any PILON instalment which is due) will be paid prior to the date that the general release of claims in the Settlement Agreement becomes effective (the “Release Date”), and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date;

(b)	The Company will pay to the Executive in monthly instalments, subject to such deductions as the Company is required by law to make, a fully taxable cash payment equal to: (i) the coverage premium for the Executive (and the Executive’s covered dependents, as applicable) health insurance coverage in effect on the Termination Date until the earliest of: (1) the close of the CIC Severance Period or; (2) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and (ii) the Company’s employer pension contributions that would have been received by the Executive during the CIC Severance Period had Employment continued, at the rate payable by the Company immediately prior to the Termination Date;

(c)	The Company will make a lump sum cash payment to the Executive in an amount equal to one and a half (1.5) times the Target Bonus for the year in which the Termination Date occurs, subject to such deductions as the Company is required by law to make, which will be paid in a lump sum on or before the 60th day following the Termination Date;

(d)	Effective as of the Termination Date, the vesting and exercisability of all outstanding equity awards covering the Parent’s ordinary shares that are held by the Executive immediately prior to the Termination Date shall be accelerated in full.

The CIC Severance Benefits provided to the Executive pursuant to this clause 17.4 are in lieu of, and not in addition to, any benefits to which the Executive may otherwise be entitled under any Company severance plan, policy, or program.

Any damages caused by the termination of the Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which the Executive is eligible pursuant to this clause 17.4 in exchange for the Settlement Agreement are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

17.5.	Termination by the Company without Cause or resignation by the Executive for Good Reason (not in connection with a Change in Control)

In the event that the Company terminates the Executive’s Employment without Cause or the Executive resigns for Good Reason, in either case, outside a Change in Control Measurement Period then the Executive shall be entitled to his salary and benefits pursuant to the terms of this Agreement through the Termination Date and, subject to the Executive (i) executing a Settlement Agreement; (ii) returning all Company property; (iii) complying with the Executive’s termination and post-termination obligations under this Agreement; (iv) complying with the terms of the Settlement Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (v) resigning from any other positions held with the Company or any Group Company, including any position on the Board, effective no later than the Termination Date (or such other date as requested by the Board), the Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):

(a)	The Company will pay to the Executive in monthly instalments, subject to such deductions as the Company is required by law to make, a fully taxable cash payment equal to the coverage premium for the Executive (and the Executive’s covered dependents, as applicable) health insurance coverage in effect on the Termination Date and/or provide the Executive with continued access to the Company’s health insurance scheme until the earliest of: (1) the twelve (12) month anniversary of the date on which notice to terminate the Employment is given in accordance with the terms of this Agreement or; (2) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The Non-CIC Severance Benefits provided to the Executive pursuant to this clause 17.5 are in lieu of, and not in addition to, any benefits to which the Executive may otherwise be entitled under any Company severance plan, policy, or program.

Any damages caused by the termination of the Executive’s employment without Cause outside the Change in Control Measurement Period would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which the Executive is eligible pursuant to this clause 17.5 in exchange for the Settlement Agreement are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

17.6.	Death or Disability

(a)	In the event of the Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and the Executive’s employment shall terminate immediately, but neither the Executive nor their legal representatives will receive the CIC Severance Benefits or the Non-CIC Benefits. Notwithstanding the foregoing, nothing in this clause or in this Agreement shall preclude the Executive from remaining eligible to receive any payments or benefits pursuant to any life assurance or permanent health insurance policy under which the Executive participates, subject to and in accordance with the terms of this Agreement, such policy and applicable law.

(b)	Subject to applicable law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive’s Disability (as defined below). Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of their position with or without reasonable adjustments for twelve (12) months in the aggregate during any eighteen (18) month period or based on the written certification by two qualified licensed physicians of the likely continuation of such condition for such period. In the event the Executive’s employment is terminated based on Disability, the Executive will not receive the CIC Severance Benefits or the Non-CIC Benefits. Notwithstanding the foregoing, nothing in this clause or in this Agreement shall preclude the Executive from remaining eligible to receive any payments or benefits pursuant to any life assurance or permanent health insurance policy under which the Executive participates, subject to and in accordance with the terms of this Agreement, such policy and applicable law.

18.	EVENTS UPON TERMINATION

18.1.	Obligations upon termination

Immediately upon the termination of the Employment howsoever arising or immediately at the request of the Board at any time after either the Company or the Executive has served notice of termination of the Employment, the Executive shall:

(a)	deliver to the Company all Works, materials within the scope of Clause 15.2 and all other materials and property including credit or charge cards, mobile telephone, computer equipment, disks and software, passwords, encryption keys or the like, keys, security pass, letters, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or the Group which are in the possession of or under the control of the Executive;

(b)	resign (without claim for compensation) as a director and from all other offices held by him in the Company or any Group Company or otherwise by virtue of the Employment. For the avoidance of doubt, such resignations shall be without prejudice to any claims the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(c)	transfer without payment, to the Company, or as the Company may direct, any shares or other securities held by the Executive as nominee or trustee for the Company or any Group Company;

and should the Executive fail to do so the Company is hereby irrevocably authorised to appoint some person to sign any documents and/or do all things in his name and on his behalf necessary to give effect thereto.

19.	RESTRICTIONS AFTER TERMINATION

19.1.	Definitions

Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon him by law, he will be bound by the covenants and undertakings contained in Clauses 19.2 to 19.7. In this Clause 19, unless the context otherwise requires:

“Customer”	means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, or about which the Executive had Confidential Information, but always excluding therefrom, any division, branch or office of such person with which the Executive and/or any such employee had no dealings during that period and about which the Executive had no Confidential Information;
“Prospective Customer”	means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Products or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, or about which the Executive had Confidential Information, but always excluding therefrom any division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period and about which the Executive had no Confidential Information;
“Relevant Period”	means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of twelve months immediately preceding the Termination Date;
“Restricted Area”	means:

(a)	England, Scotland and Wales;

(b)	the United States of America;

(c)	Japan; and

(d)	any other country in the world where, on the Termination Date, the Company dealt in Restricted Products or Restricted Services;

“Restricted Employee”	means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Company;
“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of Clause 19.4, continuing for 12 months;
“Restricted Products”	means any products, equipment or machinery researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company (on its own or in collaboration or partnership with others) and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period or about which he had Confidential Information, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;
“Restricted Services”	means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company (on its own or in collaboration or partnership with others) and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period or about which he had Confidential Information, or any services of the same type or materially similar to those services;
“Supplier”	means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, or about which the Executive had Confidential Information.

19.2.	Restrictive covenants

Both during the Employment and during the Restricted Period, the Executive will not, without the prior written consent of the Board, whether by himself, through his employees or agents and whether on his own behalf or on behalf of any person, directly or indirectly:

(a)	so as to compete with the Company, solicit business from or canvas or approach any Customer or Prospective Customer or business partner in respect of Restricted Products or Restricted Services;

(b)	so as to compete with the Company, accept orders from, act for or have any business dealings with, any Customer or Prospective Customer or business partner in respect of Restricted Products or Restricted Services;

(c)	within the Restricted Area, be employed, engaged or interested in or provide Confidential Information to that part of a business or person which is involved in Restricted Products or Restricted Services, if the business or person is or seeks to be in competition with the Company. For the purposes of this sub-clause, acts done by the Executive outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services in the Restricted Area;

(d)	solicit or induce or endeavour to solicit or induce any person who was a Restricted Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage any Restricted Employee in the business of Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company;

(f)	solicit or induce or endeavour to solicit or induce or approach any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company; or

(g)	so as to compete with the Company or reduce the Company’s business, solicit, deal with, or attempt to solicit or deal with, any key business partners of the Company, including any entity with whom it has entered into a collaboration agreement (or with whom it is in discussions to enter into a collaboration agreement), and with which entity the Executive has had business dealings during the Relevant Period or about which the Executive has Confidential Information.

19.3.	Application of restrictive covenants to other Group Companies

Clause 19.2 shall also apply as though references to the “Company” in Clauses 19.1 and 19.2 include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its products, services, trade secrets or Confidential Information; or

(b)	had personal dealings with, or Confidential Information about, its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers;

but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 19.3 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

19.4.	Effect of suspension on Restricted Period

If the Company exercises its right to suspend the Executive’s duties and powers under Clause 5.2 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed 12 months and if the aggregate of the two periods would exceed 12 months, the Restricted Period shall be reduced accordingly.

Further undertakings

The Executive hereby undertakes to the Company that he will not at any time:

(a)	during the Employment or after the Termination Date engage in any trade or business outside the Group or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company including any of the names or incorporating any of the words “Exscientia” or “Kinetic Discovery”;

(b)	after the Termination Date make any public statement in relation to the Company or any Group Company or any of their directors, officers or employees or any product or service being sold or developed by the Company or any Group Company; or

(c)	after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

19.5.	Protection of Company reputation

The Executive undertakes that, he will not at any time during the Employment and at any time (without limit) after the Termination Date make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, directors, officers, employees, consultants or agents or any product or service being sold or developed by the Company or any Group Company. However, this shall not apply to any protected disclosure by the Executive within the meaning of section 43A of the Employment Rights Act 1996.

19.6.	Employment Offer

In the event that the Executive receives an offer of employment or request to provide services either during the Employment or during the terms of the Restricted Period, the Executive shall:

(a)	provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of the Restrictive Covenants set out at Clause 19 of this Agreement; and

(b)	notify the Company within 5 working days of receipt of the offer and the identity of the person, company or other entity making the offer.

19.7.	Severance

The restrictions in this Clause 19 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

20.	RECONSTRUCTION AND AMALGAMATIONS

If the Company undergoes any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and the Executive is offered employment by the successor or proposed successor to the Company or any Group Companies on terms not materially less favourable overall to those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and the Executive does not accept the offer within one month of it being made, then the Executive shall have no claim in respect of termination of this Agreement and the Employment.

21.	DISCIPLINARY AND GRIEVANCE PROCEDURE

21.1.	Disciplinary procedures

Any disciplinary action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary procedures (which are workplace rules and not contractually binding) a copy of which is available from the Company’s Human Resources department.

21.2.	Grievance procedure

If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the chairman of the Board, setting out the nature and details of any such grievance or dissatisfaction.

22.	GENERAL

22.1.	Provisions which survive termination

Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

22.2.	No collective agreements

There are no collective agreements that directly affect the terms and conditions of the Employment.

22.3.	Compliance

The Executive shall comply with the relevant obligations under prevailing law and regulation, including the Companies Act 2006, the requirements of the Nasdaq Stock Market and the U.S. Securities and Exchange Commission requirements (in each case to the extent applicable) or other laws applicable to the Parent and the Company from time to time as may be notified to the Executive.

23.	DATA PROTECTION AND PRIVACY

23.1.	Data Protection

The Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notice, which is in the Company’s Staff Handbook. All personal data will be treated in accordance with applicable data protection laws and regulations.

24.	AMENDMENTS, WAIVERS AND REMEDIES

24.1.	Amendments

No amendment or variation of this Agreement or any of the documents referred to in it shall be effective unless it is in writing and (other than an alteration in the Basic Salary) signed by or on behalf of each of the parties.

24.2.	Waivers and remedies cumulative

(a)	The rights of each party under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

(c)	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

25.	ENTIRE AGREEMENT

(a)	This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

(b)	Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

(c)	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

(d)	Nothing in this Clause shall limit or exclude any liability for fraud.

26.	NO OUTSTANDING CLAIMS

The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company (other than in respect of remuneration and expenses due to the date of this Agreement but not yet paid).

27.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

28.	NOTICE

28.1.	Notices and deemed receipt

Any notice hereunder shall be given by either party to the other either personally to the Executive or (where notice is to be given to the Company) the Chairman or the Head of Human Resources or sent in the case of the Company, to its registered office for the time being and, in the case of the Executive, to his address last known to the Company or sent by email to, in the case of the Company, the Company email address of the Chairman and the Head of Human Resources and, in the case of the Executive, his Company email address. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by email transmission. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of email, at the time of transmission;

provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent. This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

28.2.	Electronic service

For the avoidance of doubt, notice given under this Agreement shall be validly served if sent by email.

29.	GOVERNING LAW AND JURISDICTION

29.1.	Governing law

This Agreement is governed by and to be construed in accordance with English law.

29.2.	Jurisdiction

Each party hereby submits to the non-exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed by EXSCIENTIA AI LIMITED acting by DAVID NICHOLSON
Director

Witness’s

Signature:

Full Name:

Address:

EXECUTED as a Deed by ANDREW HOPKINS in the presence of:

Witness’s

Signature:

Full Name:

Address: